UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☐  Filed by a Party other than the Registrant

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

WGNB CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WGNB CORP.
201 Maple Street
Carrollton, Georgia 30117

NOTICE OF ANNUAL MEETING
to be held on April 11, 2006

To the Shareholders of WGNB Corp.:

NOTICE IS HEREBY GIVEN that WGNB Corp. will hold its 2006 Annual Meeting of Shareholders on Tuesday, April 11, 2006, at 3:00 p.m., local time, at the Carrollton Cultural Arts Center located at 251 Alabama Street, Carrollton, Georgia 30117 for the following purposes:

1.	To elect four Class III directors to serve on our Board of Directors until the 2009 Annual Meeting of Shareholders; and

2.	To transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

These items and other matters relating to the meeting are more fully discussed in the Proxy Statement that accompanies this notice. Also accompanying this Notice and Proxy Statement is a copy of the Company’s 2005 Annual Report to Shareholders. We will be mailing this Proxy Statement and the accompanying form of proxy to our shareholders beginning March 17, 2006.

Holders of record of WGNB’s common stock at the close of business on March 10, 2006, are entitled to receive notice of and to vote at the meeting. We will make available at our main office, located at 201 Maple Street, Carrollton, Georgia 30117, a list of shareholders as of the close of business on March 10, 2006, for inspection during normal business hours during the ten-day period immediately preceding the meeting. The list of shareholders will also be available for examination at the meeting until its adjournment.

Whether or not you expect to attend the meeting, please sign and date the accompanying proxy card and return the self-addressed, postage-paid proxy card promptly. Your prompt return of the proxy card will help us prepare for the meeting. If you return an executed proxy card and later decide to attend the meeting, you may revoke your proxy at the meeting and vote your shares in person by ballot.

By Order of the Board of Directors,

WGNB Corp.

/s/ H. B. Lipham, III

H. B. Lipham, III Interim President & Interim Chief Executive Officer

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum at the meeting. The proxy card is self-addressed for your convenience. No postage is required if mailed in the United States.

Carrollton, Georgia
March 17, 2006

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held on April 11, 2006

Questions and Answers
Regarding the Matters Presented and How You May Vote at the
Annual Meeting

Q1:          Who is soliciting my proxy?

A:    We, the Board of Directors of WGNB Corp. (sometimes referred to as “WGNB,” “the Company”, “we,” “us” or similar terms), are sending you this proxy statement in connection with our solicitation of proxies for use at the 2006 Annual Meeting of Shareholders. Certain directors, officers and employees of WGNB also may solicit proxies on our behalf by mail, e-mail, phone, fax or in person.

Q2:          Who is paying for this solicitation?

A:    WGNB will pay for the solicitation of proxies. We will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of our Common Stock.

Q3:          What am I voting on?

A:    One item - A proposal to re-elect G. Woodfin Cole, Richard A. Duncan, Thomas E. Reeve, III and Frank T. Thomasson, III as Class III directors for an additional three year term expiring in 2009. All of these nominees have indicated that they will serve as a director if elected. If the situation should arise, however, that any of these director nominees is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by our Board of Directors.

Q4:          Who can vote?

A:    Only those who owned our Common Stock at the close of business on March 10, 2006, the record date for the Annual Meeting, can vote. If you owned Common Stock on the record date, you have one vote per share for each matter presented at the Annual Meeting. Our shareholders do not have cumulative voting rights nor is the election of directors a matter that gives shareholders dissenters or appraisal rights.

Q5:          How do I vote?

A:    You may vote your shares either in person by ballot or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy. The proxy card is self-addressed and has prepaid postage affixed to facilitate ease in return. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person - by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the Secretary of WGNB written notice of your revocation or by submitting a later-dated proxy. If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the nominees for director. We must receive your proxy prior to the Annual Meeting for your vote to count.

Q6:          What constitutes a quorum?

A:    Voting can take place at the Annual Meeting only if shareholders owning a majority of the voting power of the Common Stock (that is a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies. On the record date, we had 3,331,247 shares of Common Stock, $1.25 par value per share (we refer to this as the “Common Stock”) outstanding. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the Annual Meeting to proceed. A broker “non-vote” results from a situation in which a broker holding your shares in “street” or “nominee” name indicates to us on the proxy that you have not voted and the broker lacks discretionary authority to vote your shares.

Q7:          What vote of the shareholders will result in the matters being passed?

A:    Election of Directors: Directors require a plurality of the votes cast in person or by proxy by the shareholders to be elected. A “plurality” means that the individuals with the largest number of favorable votes are elected as directors, up to the maximum number of directors to be chosen at the meeting. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote assuming a quorum is present or represented by proxy at the Annual Meeting. Cumulative voting will not be applicable to the election of directors at the meeting. A shareholder has the right to vote the number of shares owned in the election of each director. With respect to the election of the four directors to hold office for a term of three years, the nominees receiving the most votes, up to four, will be elected. If the proxy is marked to vote for the four directors as a group, one vote will be cast for each director for each share entitled to vote and represented by the proxy. If any shareholder wishes to vote for fewer than four directors, the shareholder may line through or otherwise strike out the name of any nominee.

Approval of Other Matters: For purposes of any other vote occurring at the meeting, if a quorum is present, the proposal will pass if the votes cast “for” the action exceed the votes cast “against” the action unless otherwise required by Georgia law or our Articles of Incorporation or Bylaws. Shares not voted with respect to any such matters (whether by abstention or broker non-vote) will not be included in vote totals and will not impact the vote. As of the date of this Proxy Statement, we know of no matters other than the election of directors to be presented for action at the meeting.

Q8:         What does it mean if I get more than one proxy card?

A:    If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted. In addition, only a duly authorized person may sign a proxy on a shareholder’s behalf if that shareholder is a corporation, partnership, trust or other entity. If the shares of Common Stock represented by a proxy are registered in more than one name, each registered owner should sign the proxy. If an authorized person executes the proxy pursuant to a power of attorney or as an executor, administrator, trustee or guardian, the person should include his or her full title on the proxy and enclose a certificate or other evidence of appointment with the proxy when delivering it to the Secretary. Proxies that are not properly executed will not be effective.

Q9:         How does the Board recommend that I vote on the re-election of Messrs. Cole, Duncan, Reeve, and Thomasson to the Board of Directors?

A:    Our Board of Directors unanimously recommends that shareholders vote FOR the re-election of each of these nominees to the Board as a Class III director at this year’s Annual Meeting.

Q10:        Where can I get a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005?

A:    A copy of our 2005 Annual Report is being furnished along with this Proxy Statement. Copies of the Annual Report on Form 10-K that we have filed with the Securities and Exchange Commission will be provided free of charge upon written request to: Steven J. Haack, Secretary, WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112, or by telephone at (770) 830-2945. You may also download a copy of the Company’s Annual Report on Form 10-K from our website, www.wgnb.com.

If the person requesting the Annual Report on Form 10-K was not a shareholder on March 10, 2006, the request must include a representation that the person was a beneficial owner of our Common Stock on that date. Copies of any exhibits to the Annual Report on Form 10-K will also be furnished on request and upon payment of our expenses in furnishing the exhibits.

Q11:        Where is the Company’s Common Stock traded?

A:    Our Common Stock is currently traded on the NASDAQ Capital Market under the trading symbol “WGNB”.

NOMINATION AND ELECTION OF DIRECTORS
(Proposal One)

The Board of Directors currently consists of thirteen members and is divided into three classes, with the term of each class staggered so that in any given year approximately one-third of the total Board membership stands for re-election. Board members are elected for a three-year term and serve until their successors are duly qualified and elected. The terms of our current Class III directors will expire at the meeting. The terms of the current Class I and Class II directors will expire at the 2007 and 2008 Annual Meetings, respectively.

The persons named in the enclosed proxy will vote FOR the four nominees named below under “Nominees for Directors” as the four Class III Directors, unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as Class III directors. Each director is to hold office until the 2009 Annual Meeting of Shareholders and until his successor is duly qualified and elected.

The names and certain information concerning the persons to be nominated to become Class III directors by the Board of Directors at the meeting (and information regarding the current Class I and Class II directors which are not up for election at the meeting) are set forth below. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER “NOMINEES FOR DIRECTORS”. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and your Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding our directors (including the nominees) and executive officers is relevant to your consideration of the slate proposed by your Board of Directors.

Nominees For Directors

The nominees for the Class III directors (each of whom is currently a director of the Company) are:
G. Woodfin Cole
Richard A. Duncan
Thomas E. Reeve, III
Frank T. Thomasson, III

There is currently one vacancy on our Board of Directors with respect to the Class III directors. This vacancy resulted from the resignation of L. Leighton Alston, our former Chief Executive Officer and President, which was effective on February 11, 2006 and disclosed in our Form 8-K dated February 7, 2006. Mr. Alston’s resignation did not result from any disagreements relating to financial or accounting matters. The Board expects to fill this vacancy in the next several months.

Continuing Members of the Board of Directors

Class I directors, whose terms expire at the 2007 Annual Meeting of Shareholders, consist of Wanda W. Calhoun, L. Richard Plunkett, Thomas T. Richards and Oscar W. Roberts, III. Class II directors, whose terms expire at the 2008 Annual Meeting of Shareholders, consist of W. T. Green, Jr., L. G. “Jack” Joyner, R. David Perry, J. Thomas Vance and Charles M. Willis, Sr.

Information as to Nominees, Other Directors and Executive Officers

The following table provides biographical information for each director, including each nominee for director, and executive officer of the Company. All of our executive officers are chosen by the Board of Directors and serve at the Board's discretion. Except as otherwise indicated, each individual has been or was engaged in his or her present or last principal occupation, in the same or a similar position, for more than five years. With the exception of Richard Duncan and Oscar Roberts, who are cousins, there are no family relationships among any of our directors or executive officers.

Name	Age	Position with the Company and Principal Occupation
W. T. Green, Jr.	61
Mr. Green is our Chairman of the Board and has served as a director of the Company and the Bank since 1988. He is a 1966 graduate of the University of Georgia and is Chairman and CEO of Greenway Medical Technologies, a software company located in Carrollton, Georgia that designs computer software applications for healthcare providers. Mr. Green is past Chairman of the Tanner Medical Foundation and a member of the Board of Trustees of the University of West Georgia Foundation (“West Georgia Foundation”). He is past President of the Carrollton Rotary Club and Sunset Hills Country Club.

Wanda W. Calhoun	46
Ms. Calhoun has served as a director of the Company and the Bank since December 2002. Ms. Calhoun is an elementary school teacher and has been employed by the Carroll County Board of Education since 1991. She holds both a bachelor and masters degree in education from the University of West Georgia.

Grady W. Cole	53
Mr. Cole has served as a director of the Company and the Bank since 1992. Mr. Cole is President and CEO of Carroll Realty and Insurance Company where he has been employed since 1978. He is a graduate of the University of Georgia with a BBA in Finance. Mr. Cole currently serves as a director of the Carrollton Housing Authority and is past director of the Carrollton Rotary Club, the West Georgia Foundation and the Tanner Medical Foundation. He is also a past director of the Carrollton City Schools Educational Foundation.

Richard A. Duncan	58
Mr. Duncan has been a director of the Company and the Bank since 1991. He is also a former executive officer of both companies serving in the role of Company Executive Vice President and Bank President until his retirement in March 2004. He is a graduate of the University of West Georgia with a B.S. in Business Administration and the Graduate School of Banking of the South at Louisiana State University. Mr. Duncan is a member of the University of West Georgia Athletic Booster Club, the Carrollton High School Athletic Booster Club and a member and past director of the Carrollton Civitans. He also serves as a Trustee for the West Georgia Foundation.

L. G. (Jack) Joyner	69
Mr. Joyner has served as a director of the Company and the Bank since 1986. He is the owner of J & R Construction & Development, which specializes in commercial construction. He is also President of Ivy Bluff Properties, Ivy Bluff Farms and Joyner Poultry Farms. Mr. Joyner is a member of the Carroll County Chamber of Commerce, a member and former Master of the Tyus Masonic Lodge #671 and a past Chairman of the Tyus Baptist Church Finance Committee. He is also a past Chairman of the Board of the Carroll County Cattle Sales Corporation, Past Chairman of the Board of Southern States and a member of the Carrollton Sertoma Club.

R. David Perry	65
Mr. Perry is a director of the Company and the Bank. He has been a director of the Company since 1984 and a director of the Bank since 1980. He is a retired pharmacist and graduated from the University of Georgia in 1962 with a B.S. in Pharmacy. Mr. Perry practiced pharmacy for twenty-five years and owned Perry’s Westside Pharmacy in Carrollton. After retiring from pharmacy, he served as interim Executive Director of the Carroll County Chamber of Commerce and training consultant for the University of West Georgia Continuing Education Department. In 1988, Mr. Perry was elected as sole Commissioner of Carroll County and later served as the Chairman of the Board of Commissioners of Carroll County. He also held elected positions as Chairman of the Democratic Executive Committee of Carroll County and member of the City of Carrollton Board of Education. He served as President of the Carrollton Jaycees and a member of Carrollton Kiwanis Club and Carrollton Rotary Club. He served on the Quorum Health Advisory Board, the State of Georgia Environmental Facilities Authority, the Chattahoochee Flint Development Authority, the City of Carrollton Zoning Board and the Recreation Commission. Mr. Perry is past Chairman of the Board of Directors of Tanner Medical Center, and a member of the Board of Directors of Systems and Methods, Inc., a computer software company.

L. Richard Plunkett	63
Mr. Plunkett has served as a director of the Company and the Bank since 1992. He is president of Plunkett & Associates, a money management and investment firm. He is a graduate of Brown University and received his Masters of Business Administration, Finance, from Georgia State University. He earned his Chartered Financial Analyst certification in 1973. Mr. Plunkett is a member of the Association for Investment Management and Research and the Society of International Business Fellows. He is a member of the Board of Trustees of the Michael C. Carlos Museum, Mercer University and the State Private Colleges and University Authority. He is also a board member of Live Oak Shelter.

Thomas E. Reeve, III, M.D.	49
Dr. Reeve has served as a director of the Company and the Bank since 1992. He is also a partner of Carrollton Surgical Group. He is a graduate of Emory University and the Medical College of Georgia in Augusta and completed Surgical Training at the University of Mississippi Medical Center. He is a member of the Medical Association of Georgia, the Georgia Surgical Society, the Southeastern Surgical Society, the American Society of Breast Surgeons and the American Society of General Surgeons. Dr. Reeve is a Fellow of the American College of Surgeons and a Diplomat of the American Board of Surgery. Dr. Reeve is a Trustee and Board member of the University of West Georgia Foundation, the Carrollton Parks, Recreation and Cultural Arts Commission and Healthwest PHO.

Thomas T. Richards	65
Mr. Richards has served as a director of the Company and the Bank since 1984. He is a graduate of Georgia Institute of Technology with a B.S. in Industrial Management and earned his MBA from the Harvard Business School. He is the President of Richards Mortgage Servicing and is a member of the Board of Directors of Greenway Medical Technologies. He is also a board member of Live Oak Shelter, Tanner Medical Foundation and Community Foundation of West Georgia.

Oscar W. Roberts, III	58
Mr. Roberts has served as a director of the Company and the Bank since 1996. He is a graduate of the University of West Georgia and attended Graduate School at Georgia Institute of Technology. Mr. Roberts has owned a variety of retail and service businesses and currently manages personal investments and serves as a director of Gateway Investment Corp. He served as Treasurer of the Carrollton Kiwanis Club and is a past member of the Carrollton Jaycees.

Frank T. Thomasson, III	55
Mr. Thomasson has served as a director of the Company and the Bank since 1992. He is Division President of Thomasson Printing Company. Mr. Thomasson is a graduate of the University of West Georgia. He serves on the Board of Directors of the Printing Industry of Georgia and is a past Chairman. Mr. Thomasson is currently a member of the Carrollton Rotary Club. He is a former director of the Carroll County Chamber of Commerce and former Chairman of the Carrollton Housing Authority.

J. Thomas Vance	59
Mr. Vance has served as a director of the Company and the Bank since 1991. He is a graduate of the University of Georgia School of Law and is a partner with the law firm of Tisinger, Tisinger, Vance & Greer, PC where his practice concentrates in the areas of business, family, municipal and healthcare law. He serves as General Counsel to Tanner Medical Center, Greenway Medical Technologies, the Carroll County Board of Education and Systems and Methods. He currently serves on the board of the Georgia World Congress Center Authority.

Charles M. Willis, Sr.	67
Mr. Willis is a director of the Company and the Bank. He has served as a director of the Company since 1984 and as a director of the Bank since 1972. He is the retired co-owner of The Squire Shop, a men’s clothing store in Carrollton, Georgia. He graduated from the University of Georgia with a BBA Degree in Business Administration in 1962. He is past President of the Jaycees, Rotary Club and the Carroll County Chamber of Commerce.

H. B. Lipham, III	40
Mr. Lipham is interim Chief Executive Officer and interim President of the Company as well as interim Chief Executive Officer and President of the Bank. He has been employed by the Bank in various capacities since 1994. He became President and a director of the Bank in 2004 and became the interim Chief Executive Officer of both the Company and the Bank in February 2006. Mr. Lipham holds a BBA in Accounting from the University of West Georgia and is a graduate of the University of Georgia Banking School. He serves on the Board of Directors of the Tanner Medical Foundation, Alice’s House Community Children’s Home, the Douglas County United Way and the Carrollton Lions Club. He serves as the Chair of the annual Scholarship Fundraising Committee for the University of West Georgia.

Steven J. Haack	46
Mr. Haack is Executive Vice President and Chief Financial Officer of the Bank and Secretary/Treasurer of the Company. He has been employed by the Bank as its Chief Financial Officer since January, 1995 and has served as Secretary/Treasurer of the Company since 1998. Mr. Haack holds a BBA in Accounting from Iowa State University and he has held senior management positions in banking since 1989. Prior to his banking career, he practiced as a Certified Public Accountant in Atlanta. He is a Vice Chairman of the Board of Directors of the Carroll County Water Authority and serves on its Finance Committee. He is also the Chief Financial Officer and on the Executive Committee of Live Oak Shelter.

Robert M. Gordy	45
Mr. Gordy is Senior Vice President, Chief Credit Officer of the Bank. He joined West Georgia National Bank in November 2005, bringing 26 years of banking experience. Prior to joining the Bank he worked for 22 years in various roles with a Synovus Financial Corp. affiliate in Carrollton, most recently serving as its Chief Credit Officer. Mr. Gordy holds a BBA in Business Administration from Columbus State University, and is a graduate of the Georgia Bankers Association Banking School and the GBA Commercial Lending School. He is active in various Chamber of Commerce and community agriculture leadership roles.

W. Galen Hobbs, Jr.	46
Mr. Hobbs is Executive Vice President of Commercial Lending of the Bank. He has been employed by the Bank in various capacities since 1991. Mr. Hobbs holds a BA in Economics from Hampden-Sydney College and an MBA from the University of West Georgia. He is a graduate of the Graduate School of Banking of the South at Louisiana State University. Mr. Hobbs is a director of the Carrollton Rotary Club and a member of the West Carrollton Enterprise Zone Committee. He is also a board member of the University of West Georgia Alumni and on the advisory board of the Burson Center and Chairman of the Small Business Committee of the Carroll County Chamber of Commerce.

William R. Whitaker	37
Mr. Whitaker serves as Senior Vice President of Commercial Lending of the Bank. He has been employed by the Bank in various capacities since joining the Bank in 1995. Mr. Whitaker holds a BBA in Accounting from Georgia Southwestern State University. He is a 1994 graduate of the University of Georgia Advanced Compliance School and a 2000 graduate of the Graduate School of Banking of the South at Louisiana State University. He is a past member of the Board of Directors of the Carrollton Kiwanis Club and is past President of the Villa Rica Kiwanis Club. Mr. Whitaker currently serves on the Board of Directors of the Carroll County Chamber of Commerce, Georgia State Homebuilders Association and the Villa Rica Sertoma Club. He also serves on the Board of Directors of the Northwest Central Georgia Homebuilder Association and was named 2005 associate of the year.

Corporate Governance

The Board of Directors has taken active steps to ensure that the Company is in full compliance with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), all implementing rules and regulations of the Securities and Exchange Commission (“SEC”), and the listing standards and Marketplace Rules of the Nasdaq Stock Market (the “Nasdaq Rules”), and to implement such non-obligatory corporate governance measures as are determined to be appropriate in light of the nature of our operations.

Attendance at Meetings and Board Committees

The Board of Directors conducts its business through the meetings of its Board and through activities of certain committees. All committees act for the Company and the Bank. The Board of Directors has determined that all of its current directors, except Mr. Duncan, are “independent”, as that term is currently used in the Nasdaq Rules. Accordingly, the Board of Directors is comprised of a majority of independent directors as required by the Nasdaq Rules.

Our Board of Directors meets monthly and may have additional special meetings. During the fiscal year ending December 31, 2005, the Board of Directors met 15 times. No director attended fewer than 75% of the meetings of our Board of Directors held during the year ended December 31, 2005 or fewer than 75% of the meetings held by committees on which he or she served during such fiscal year.

In addition to other committees, the Board has standing executive, nominating, executive compensation and audit committees. These committees are currently constituted as follows:

Executive Committee. The Executive Committee consists of Thomas T. Richards, Chairman, W. T. Green, Jr., L. G. Joyner, R. David Perry, J. Thomas Vance and Charles M. Willis, Sr. All of its current members are independent directors (as the term independent is defined by Nasdaq Rules). The Executive Committee acts on items requiring Board approval between meetings and coordinates the work of the other committees. Upon the recommendation of our Executive Compensation Committee (which is comprised solely of independent directors), the independent members of the Executive Committee also have final approval on all matters relating to the evaluation and compensation of our Chief Executive Officer and other executive officers. Our Executive Committee met one time during the 2005 fiscal year. The Bank also has an Executive Committee made up of the same members which met ten times during the 2005 fiscal year.

Nominating Committee. The Nominating and Board Review Committee (“Nominating Committee”) consists of Wanda W. Calhoun, Chairman, L. Richard Plunkett and J. Thomas Vance, all of whom are independent directors (as the term independent is defined by Nasdaq Rules). The function of the Nominating Committee is to select, screen and recommend to the Board nominees for election as directors, including any nominees proposed by shareholders who have complied with the notice procedures set forth in our Bylaws. The Nominating Committee also has ongoing responsibility for Board performance, ensuring individual Board member’s continuing commitment to the Board and our goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, shareholders, or other persons. The Nominating Committee has not paid fees to any third party to identify, evaluate, or to assist in identifying or evaluating, potential nominees, but is not prohibited from doing so, should it be determined necessary in the future. The Nominating Committee met one time during the 2005 fiscal year. The Nominating Committee operates under a written charter, a copy of which is available on our website www.wgnb.com.

Nomination Criteria. In its consideration of Board candidates, the Nominating Committee considers the following criteria: candidate’s knowledge of the banking business; involvement in community, business and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation; age, diversity, size of the Board of Directors and regulatory obligations. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to WGNB during their term, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the Sarbanes-Oxley Act, SEC and Nasdaq Rules. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Nominating Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act, SEC and Nasdaq Rules, and the level of the candidate’s financial expertise. Candidates are interviewed by the Nominating Committee, and if approved, then by all other members of the Board. The full Board approves the final nomination(s) based on recommendations from the Nominating Committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Shareholder Nomination Procedures. The Nominating Committee will consider director candidates recommended by the shareholders. The Company’s Bylaws set forth procedures that must be followed by shareholders seeking to make nominations for directors. Generally, in order for a shareholder of the Company to make a nomination, he or she must give written notice to our Secretary so that it is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the shareholders in connection with the previous year’s annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year (or if the date of the annual meeting of shareholders was changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement), the notice must be received by us at least 150 calendar days prior to the date of the annual meeting. The shareholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the number of shares of WGNB’s Common Stock which are beneficially owned by such nominee; and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected). The shareholder’s notice must also set forth as to the shareholder giving notice: (i) the name and address of such shareholder; and (ii) the number of shares of WGNB’s Common Stock which are beneficially owned by such shareholder.

If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as a director of WGNB. The Nominating Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Executive Compensation Committee. The Executive Compensation and Management Succession Committee (“Executive Compensation Committee”) consists of R. David Perry, Chairman, L. G. Joyner, Dr. Thomas E. Reeve, III and J. Thomas Vance, all of whom are independent directors (as the term independent is defined by Nasdaq Rules). Its functions include the recommendation of compensation levels and officer titles for final approval by the independent directors serving on the Executive Committee and the review and facilitation of any management transition. The Executive Compensation Committee met seven times during the 2005 fiscal year.

Audit Committee. The Compliance, Audit and Examination Committee (“Audit Committee”) consists of Thomas T. Richards, Chairman, R. David Perry and Frank T. Thomasson, III, all of whom are independent directors (as the term independent is defined by Nasdaq Rules and by SEC Rule 10A-3(c)). The Audit Committee reviews the internal accounting procedures of the Company and engages, consults with and oversees the services provided by our independent auditor. The Audit Committee met nine times during the 2005 fiscal year. See Report of the Audit Committee for further information regarding this committee and its operations.

Executive Sessions of the Board

The Board has formally adopted a policy of meeting in executive session, with only independent directors being present, at regularly scheduled intervals. In practice, and during fiscal 2005, the independent directors met in executive session on at least a semi-annual or more frequent basis if needed. There were four executive sessions during 2005.

Codes of Conduct

The Board has approved and we have adopted a Code of Business Conduct and Ethics, applicable to all of our directors, officers and employees. This Code is available on our website, www.wgnb.com. The Board, or a committee of independent members, is responsible for reviewing and approving or rejecting all requested waivers to the Code, as such waivers may apply to any of our executive officers or directors. Any waivers will be disclosed on our website and on Form 8-K to the extent required by the Nasdaq Rules.

The Board has approved and we have adopted an additional Code of Ethics, applicable to our Chief Executive Officer and all senior financial officers, relating to dealings with WGNB’s auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website, www.wgnb.com. The Board, or a committee of independent members, is responsible for reviewing and approving or rejecting all requested waiver to the Code, as such waivers may apply to our executive officers or directors. Any waivers will be disclosed on our website and on Form 8-K to the extent required by the Nasdaq Rules.

Communications with the Board of Directors and Attendance at Annual Meeting.

The Board of Directors maintains an informal process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to WGNB Corp., Attention: Steven J. Haack, Corporate Secretary, P.O. Box 280, Carrollton, Georgia 30112. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although we do not have a formal policy requiring them to do so, all of the members of the Board of Directors are encouraged to attend the annual meeting of shareholders. At the 2005 annual meeting, all but one of our directors were in attendance.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

All compensation decisions made during fiscal 2005 were made exclusively by the independent directors serving on the Executive Committee, following recommendation by the Executive Compensation Committee, with respect to the Chief Executive Officer, executive officers and other officers. When making its recommendations to the Executive Committee as to officers and executive officers other than the Chief Executive Officer, the Executive Compensation Committee considered the recommendations made by the various supervisors of the officers and executive officers whose compensation was being considered.

The members of the Executive Committee during fiscal 2005 were Messrs. Richards, Green, Joyner, Perry, Vance, Willis and L. Leighton Alston (who resigned from our Board in February 2006), none of whom were officers or employees of WGNB or any of our subsidiaries during fiscal 2005 or any prior year, with the exception of Mr. Alston, who then served as our Chief Executive Officer and President until his resignation in February 2006. Mr. Alston was not present for discussion and voting on matters affecting his compensation.

The members of the Executive Compensation Committee during fiscal 2005 were Messrs. Perry, Joyner, Reeve and Vance, none of whom were officers or employees of WGNB or any of our subsidiaries during fiscal 2005 or in any prior year.

Audit Committee Report

The Board of Directors has appointed an Audit Committee consisting of Messrs. Richards, Perry and Thomasson, all of whom are financially literate and independent (as those terms are defined by Nasdaq Rules and SEC Rule 10A-3(c)). The Board of Directors has determined Mr. Richards to be the “audit committee financial expert” (as that term is defined in pertinent regulations).

Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of our independent accountants, including the pre-approval of both audit and non-audit services (including fees and other terms), and the resolution of disagreements between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.

In carrying out its role, the Audit Committee (i) makes such examinations as are necessary to monitor our financial reporting, its external audits and its process for compliance with laws and regulations, (ii) provides to the Board of Directors the results of its examinations and recommendation derived therefrom, (iii) proposes to the Board of Directors improvements in internal accounting controls, (iv) reviews the results and scope of the annual audit of our financial statements conducted by WGNB’s independent accountants, (v) reviews the scope of other services provided by our independent accountants, and (vi) provides to the Board of Directors such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

The Audit Committee also maintains a telephone “hotline” by which it can directly receive, on an anonymous and confidential basis, complaints regarding accounting, internal accounting controls and other auditing matters, including any concerns regarding questionable accounting, auditing or other matters that our employees, and non-employees, may have. Complaints may also be sent directly to the Audit Committee Chairman by means of postage-paid, pre-addressed envelopes which are made available at several locations in our offices.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. WGNB’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financials statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes, and reviews the Company’s periodic reports and quarterly earning releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements.

The Audit Committee is authorized to engage and determine funding for independent counsel and other advisors it determines necessary to carry out its duties.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in WGNB’s Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. However, members of the Audit Committee are not employees of WGNB and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee also discussed with representatives of Porter Keadle Moore, our independent auditors for fiscal 2005, the overall scope and plans for their audit of WGNB’s financial statements for fiscal 2005. The Audit Committee met with Porter Keadle Moore, with and without our management present, to discuss whether any significant matters regarding internal controls over financial reporting had come to the auditors’ attention during the conduct of the audit, and the overall quality of our financial reporting.

Beginning in fiscal 2002 and continuing through fiscal 2005, the Chairman of the Audit Committee met with our Chief Executive and Chief Financial Officers to discuss their review of the Company’s disclosure controls and procedures and internal controls in connection with the filing of periodic reports with the SEC.

The Audit Committee reviewed with Porter Keadle Moore, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's financial statements, changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America and the standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by SAS 61 (Communication with Audit Committees), as amended.

In addition, the Audit Committee has discussed with Porter Keadle Moore, their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Audit Committee considered, among other things, whether the services Porter Keadle Moore provided to WGNB beyond their audit of the Company’s financial statements was compatible with maintaining Porter Keadle Moore’s independence. The Audit Committee also considered the amount of fees Porter Keadle Moore received for audit and non-audit services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

The Audit Committee is governed by a written charter, adopted and reviewed each year by the Board of Directors of the Company. A copy of this charter was included as Appendix “A” to the Proxy Statement delivered in connection with the Company’s 2004 annual meeting.

The Audit Committee

Thomas T. Richards, Chairman
R. David Perry
Frank T. Thomasson, III

Certain Relationships and Related Transactions

During the past year, West Georgia National Bank, as the Company’s subsidiary, has had banking transactions in the ordinary course of its business with its directors and officers on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with other unaffiliated customers. The extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features and are in compliance with the Bank’s lending policies and statutory lending limits and applicable regulatory requirements.

We do not intend to enter into any transactions in the future with or involving any of our officers or directors or any members of their immediate family on terms that would be less favorable to us than those that would be available from unaffiliated third parties in arms-length transactions. We have established an Interested Director Transaction Approval Committee (the “Director Transaction Committee”) and delegated to this committee responsibility for reviewing and approving any transaction (other than banking transactions involving the Bank’s normal depository and loan services) involving the Company and any director (or member of that director’s immediate family or other affiliate of the director). The Director Transaction Committee is made up of four directors, each of whom qualify as a “disinterested director” under Georgia law and are “independent” as that term is defined under Nasdaq Rules. To the extent possible, one member of the Director Transaction Committee is the Chairman of our Audit Committee and one member is the Chairman of our Executive Committee. The Director Transaction Committee has the ultimate authority to evaluate and, where appropriate, approve any proposed transaction between the Company and a director or related party of a director. In approving a particular transaction, the Director Transaction Committee may consider all factors it deems necessary including the adequacy of the director’s required disclosure, the effect the contemplated transaction could have on the ability of the Company to solicit and receive outside bids for similar services, the level of commitment the director is willing to give to warrant or guarantee the goods or performance of services required under the transaction and the difficulty of the Company in enforcing its rights in the event of a dispute or default by the provider of goods or services under the transaction. For any transaction involving payments that would rise to the level where such transaction would be required to be reported under the securities laws, the Director Transaction Committee is required to perform a market check or solicit at least one competing bid for comparable products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of common stock beneficially owned as of March 15, 2006 by each director and nominee for director, each of the executive officers of WGNB named in the “SUMMARY COMPENSATION TABLE,” all directors and executive officers as a group, and each person known by the Company to be a beneficial owner of more than five percent (5%) of the common stock. Except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares of common stock listed.
Name of Beneficial Owners[1]	Title	Common Stock Owned	Percent of Class

L. Leighton Alston (a)	Former CEO, President and Director Former CEO - Bank	59,443	1.78%

H. B. Lipham, III (b)	Interim CEO and Interim President Interim CEO, President and Director - Bank	9,683	*

Wanda Calhoun (c)	Director	8,709	*

Grady Woodfin Cole (d)	Director	42,529	1.28%

Richard A. Duncan (e)	Director	79,308	2.38%

W. T. (Tommy) Green, Jr. (f)	Director	64,847	1.95%

L. G. (Jack) Joyner (g)	Director	77,052	2.31%

R. David Perry	Director	59,700	1.79%

L. Richard Plunkett (h)	Director	10,124	*

Dr. Thomas E. Reeve III (i)	Director	2,335	*

Thomas T. Richards (j)	Director	194,429	5.84%

Oscar W. Roberts, III (k)	Director	41,718	1.25%

Frank T. Thomasson, III	Director	4,517	*

J. Thomas Vance	Director	7,893	*

Charles M. Willis, Sr. (l)	Director	25,000	*

Steven J. Haack (m)	Secretary and Treasurer, EVP - Company Chief Financial Officer - Bank	6,235	*
_______________________
* Less than 1%

¹  Information relating to beneficial ownership of common stock is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes stock owned by spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

W. Galen Hobbs, Jr. (n)	Executive Vice President - Bank	3,793	*

William R. Whitaker (o)	Senior Vice President - Bank	1,177	*

Robert M. Gordy	Senior Vice President - Bank	84	*

Louise Tyus Roberts Jewell (p) 2002 Bowdon Road Carrollton, Georgia		326,872	9.81%

Joe Whit Walker (q) 839 Bethesda Church Road Carrollton, Georgia		277,150	8.32%

Sally A. Bobick P.O. Box 1510 Carrollton, Georgia		199,008	5.97%

All Executive Officers and Directors as a Group (18 persons) (r)		698,576	20.90%
_______________________
* Less than 1%

(a)	Includes 116 shares owned by Mr. Alston’s wife, 308 shares owned by Mr. Alston’s children, and 2,629 options which are currently exercisable.

(b)
Includes 50 shares owned by Budding Tree Ltd. and 2,000 shares owned by Lipham Family Investments, which are controlled by Mr. Lipham, 3,428 shares owned individually by, and/or jointly with, his wife, 520 shares owned jointly with his father and 3,685 options which are currently exercisable.

(c)	Includes 5,139 shares owned by Ms. Calhoun’s minor children and 370 shares owned by her husband.

(d)	Includes 404 shares owned by Mr. Cole’s minor children.

(e)	Includes 2,492 shares owned by Mr. Duncan’s minor children and 1,920 shares owned by his wife.

(f)	Includes 3,200 shares owned by W. T. Green Jr. Family Limited Partnership of which Mr. Green is the general partner and 299 shares owned by his wife.

(g)	Includes 4,130 shares owned by Ivy Bluff Properties, Inc., of which Mr. Joyner is president, and 400 shares owned by his wife.

(h)	Includes 424 shares held by Mr. Plunkett as custodian for his minor children and 8,900 shares owned by High Cotton Investment Partners, LLC, of which Mr. Plunkett is a managing member.

(i)	Includes 735 shares owned by Dr. Reeve’s wife.

(j)	Includes 100 shares owned by Mr. Richards’ wife.

(k)	Includes 2,928 shares owned jointly with Mr. Roberts’ children and 500 shares owned by his wife.

(l)	Includes 100 shares owned by Mr. Willis’ wife.

(m)	Includes 3,478 options which are currently exercisable.

(n)	Includes 1,110 options which are currently exercisable.

(o)	Includes 108 shares owned by Mr. Whitaker’s minor children and 642 options which are currently exercisable.

(p)	Includes shares held personally and as executrix of the Estate of Oscar W. Roberts, Jr.

(q)	Includes 6,400 shares owned by Mr. Walker’s wife.

(r)	See notes (a) through (o) above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company's executive officers, directors and 10% shareholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and any exchange upon which the Company’s securities are listed. Executive officers, directors and 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% shareholders. The Company believes that, during the fiscal year ending December 31, 2005, all of its executive officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The table below sets forth the total compensation paid to the CEO and each of the Company’s four highest paid executive officers (the “Named Executive Officers”) for each of the Company’s last three completed fiscal years:

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation
Name of Individual & Principal Position	Year	Salary	Bonus (a)	Other Annual Compensation	Securities Underlying Options(b)	Other Compensation(c)

L. Leighton Alston (d)	2005	225,000	212,345	*	6,912	25,850
Former CEO - Company	2004	156,008	284,308	*	6,235	21,400
Former CEO - Bank	2003	150,008	255,067	*	7,238	20,340

H. B. Lipham, III (d)	2005	155,000	159,433	*	6,451	22,350
Interim CEO and Interim President- Company	2004	121,046	101,206	*	1,907	16,363
Interim CEO and President - Bank	2003	108,680	40,684	*	6,749	14,347

Steven J. Haack	2005	135,000	125,514	*	2,765	21,350
Secretary and Treasurer - Company	2004	118,123	54,727	*	2,494	15,973
Exec. VP and CFO - Bank	2003	108,680	49,583	*	7,978	14,913

W. Galen Hobbs, Jr.	2005	122,200	70,086	*	3,008	15,240
Exec. VP - Bank	2004	116,296	55,512	*	1,272	19,415
	2003	108,680	31,882	*	6,194	13,600

William R. Whitaker	2005	104,000	54,241	*	2,256	14,533
Sr. VP - Bank	2004	98,277	43,017	*	954	13,240
	2003	90,000	24,162	*	4,210	11,480

* The aggregate amount of certain perquisites and other benefits provided to each of the officers listed above did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(a)
The amounts included represent two bonus plans, a profit sharing plan in which all employees participate and an executive bonus plan. For 2005, the respective amounts attributable to the profit sharing plan and to the bonus plans for each officer, respectively, were as follows: Mr. Alston, $30,546 and $181,799; Mr. Lipham, $21,043 and $138,390; Mr. Haack, $18,328 and $107,186; Mr. Hobbs, $16,590 and $53,496; and Mr. Whitaker, $14,119 and $40,122.

(b)	Represents the number of options granted under Incentive Stock Option Agreements, as adjusted for stock splits.
(c)
Includes contributions made to a 401(k) plan and life insurance premiums paid on behalf of such officers. For 2005, the amounts contributed to the 401(k) plan and premiums paid for each officer, respectively, were as follows: Mr. Alston, $25,250 and $600; Mr. Lipham, $21,750 and $600; Mr. Haack, $20,750 and $600; Mr. Hobbs, $14,640 and $600; and Mr. Whitaker, $13,933 and $600 Mr. Alston and Mr. Lipham also received director fees disclosed under the section “Director Compensation” on page 18 of this Proxy Statement.

(d)	Mr. Alston resigned from his officer and director positions effective February 11, 2006. Mr. Lipham has assumed Mr. Alston’s officer positions on an interim basis effective February 11, 2006.

Option Grants

Certain executive officers of the Company and the Bank receive stock options under the Company’s 1994 and 2003 Incentive Stock Option Plans. The Company’s 1994 Stock Option Plan has since expired in accordance with its terms. The options are exercisable after five years from the date of grant at a price that equals the fair market value of the stock at the date of grant. All options expire ten years from the date of grant and are intended to be qualified stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended. The following table summarizes options granted during 2005 to each of the Named Executive Officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Number of Shares of Common Stock Underlying Options Granted in	Percent of Total Options Granted to Employees	Exercise or Base Price per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
Name	2005	in 2005	share	Date	5%	10%
L. Leighton Alston	6,912	29.13	29.43	2/3/15	127,928	324,194
H. B. Lipham, III	6,451	27.19	29.43	2/3/15	119,399	302,581
Steven J. Haack	2,765	11.65	29.43	2/3/15	51,171	129,678
W. Galen Hobbs, Jr.	3,008	12.68	29.43	2/3/15	55,671	141,081
William R. Whitaker	2,256	9.51	29.43	2/3/15	41,753	105,811

Option Exercises and Holdings

The following table sets forth the name of the optionee, number of shares received upon exercise, the dollar value realized, the total number of unexercised options held at December 31, 2005 separately identified as exercisable and unexercisable and the aggregate dollar value of “in-the-money” unexercised options, separately identified as exercisable and unexercisable. The value of unexercised options which are exercisable and unexercisable is based on the stock price of $36.00 per share, the market price of the Company’s shares at December 31, 2005.

OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

Name	Shares acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/05 Exercisable/ Unexercisable	Value of Unexercised In the Money Options at 12/31/05 Exercisable/ Unexercisable
L. Leighton Alston	—	—	20,589 / 36,125	356,590 /377,867
H. B. Lipham, III	—	—	1,191 / 17,125	14,894/157,592
Steven J. Haack	—	—	1,367 / 16,206	16,624/163,433
W. Galen Hobbs, Jr.	522	4,489 (1)	254 / 12,620	1,811/125,250
William R. Whitaker	191	1,522 (2)	0 / 7,229	0/66,614

(1)	The options exercised had an exercise price of $21.50 per share. The fair market value of the common stock on the date of exercise was $30.10 per share.

(2)	The options were exercised at an exercise price of $28.87 per share. The fair market value of the common stock on the date of exercise was $36.84 per share.

Director Compensation

The directors receive compensation in the form of fees for services performed as directors and members of various committees. Directors are paid $900 for each board meeting attended. Directors who serve on the various committees are paid fees ranging from $100 to $250 per meeting depending on the particular committee involved. The Audit Committee chairman receives $300 per month and Audit Committee members receive $250 per month regardless of the number of meetings held. The Chairman of the Board also receives a flat fee of $3,000 per month. Each director has the option to receive his compensation in the form of the Company’s stock. The following table discloses the name and amount of compensation paid to each director of the Company and the Bank in 2005.

Name	2005
L. Leighton Alston	$16,100
Wanda W. Calhoun	11,600
Grady Woodfin Cole	20,450
Richard A. Duncan.	19,375
W. T. Green, Jr.	36,000
L. G. Joyner	21,250
R. David Perry	21,525
L. Richard Plunkett	10,900
Dr. Thomas E. Reeve, III	11,550
Thomas T. Richards	22,625
Oscar W. Roberts, III	10,350
Frank T. Thomasson, III	14,600
J. Thomas Vance*	14,250
Charles M. Willis, Sr.	22,000
H. B. Lipham - Bank**	15,700
* indicates director fees paid in stock
** indicates director of Bank only

Employment Agreements

On May 30, 2005, the Company entered into an employment agreement with Mr. Alston, the Company’s former President and Chief Executive Officer. This agreement provided for a two-year term, provided for a base salary of $225,000, the right of Mr. Alston to participate in the Company’s employee benefit plans such as medical coverage, life insurance, pension and profit sharing plans and reimbursement of club dues and certain automobile expenses. On February 14, 2006, in connection with his resignation, Mr. Alston, the Company and the Bank entered into a Separation Agreement and Release pursuant to which Mr. Alston will receive, in addition to his regular salary and 2005 bonus earned and unpaid as of his resignation date, a $300,000 severance payment payable in 24 equal monthly installments of $12,500 each. The Bank also agreed to pay the premium for Mr. Alston’s COBRA coverage for an 18-month period. The Separation Agreement permitted Mr. Alston to exercise options to purchase 29,493 shares of Common Stock that had vested prior to February 10, 2006 although Mr. Alston will not be permitted to sell or otherwise transfer those shares until after August 11, 2006. In addition, with respect to options to purchase an additional 2,629 shares of Common Stock that vested on February 10, 2006, Mr. Alston will be permitted to exercise those options during a fifteen-day period that begins August 11, 2006. Mr. Alston will be required to comply with certain provisions in his former employment agreement relating to noncompetition, nonsolicitation and nonrecruitment for a 24-month period beginning February 11, 2006.

On August 8, 2005, the Company and the Bank entered into new employment agreements with Steven J. Haack, an Executive Vice President of the Company and Chief Financial Officer of the Bank, and H. B. Lipham, III, an Executive Vice President of the Company and President of the Bank. Effective upon Mr. Alston’s resignation, as described above, Mr. Lipham has assumed the additional duties of interim Chief Executive Officer and interim President of the Company and interim Chief Executive Officer of the Bank. Each of the employment agreements provide for an initial term of three years with automatic renewals for additional terms of three years each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term. Mr. Haack’s employment agreement provides for an annual base salary of $135,000 per year and Mr. Lipham’s employment agreement provides for an annual base salary of $155,000 per year. The Compensation Committee is to review these salaries each year and, subject to the approval of the Board, may increase the salaries for Mr. Haack and Mr. Lipham in its sole discretion taking into consideration their individual performance as well as the Bank’s performance. Both Mr. Haack and Mr. Lipham shall be eligible to participate in any annual short-term, long-term incentive and annual profit-sharing programs as well as other employee benefit programs generally available to other executive officers of the Bank. The employment agreements also provide for a monthly automobile cash allowance and payment of membership fees for various civic clubs and other organizations as approved by the Compensation Committee consistent with past practices. The Employment Agreements provide for severance benefits in certain instances, including severance benefits equal to the greater of (i) their respective base salary, target bonus and profit sharing bonus for the remainder of Mr. Haack’s or Mr. Lipham’s employment term, as the case may be, or (ii) one and one-half times their annual base salary, target bonus and profit sharing bonus based on such executive’s current base salary at the time of his termination, in the event Mr. Haack’s or Mr. Lipham’s employment, as the case may be, is terminated by the Bank “without cause” or by the executive “with good reason” (each as defined in the Employment Agreements), together with fully-paid health insurance benefits for eighteen months. If Mr. Haack or Mr. Lipham are employed on the date a “change in control” occurs or are terminated without cause in the twelve month period immediately preceding a “change in control” (as defined in the employment agreements), that executive would also be entitled to severance pay as a result. In such instance, Mr. Lipham would be entitled to an amount equal to one times his annual base salary (based on the greater of his base salary on the termination date or his base salary for the fiscal year immediately preceding the date of the change in control) plus one time his bonus and profit sharing bonus earned for the fiscal year which ended immediately preceding the termination date or date of the change in control. Mr. Haack would be entitled to an amount equal to two times his annual base salary (based on the greater of his base salary on the termination date or his base salary for the fiscal year immediately preceding the date of the change in control) plus two times his bonus and profit sharing bonus earned for the fiscal year which ended immediately preceding the termination date or date of the change in control. All of the severance payments referenced above are payable in lump sum, subject only to the execution by the executive of a general release in favor of the Bank and the Company. The employment agreements also contain certain confidentiality, non-competition and non-solicitation provisions.

On July 11, 2005, the Bank entered into a new employment agreement with W. Galen Hobbs, an Executive Vice President of the Bank. On November 28, 2005, the Bank entered into a new employment Agreement with William R. Whitaker, a Senior Vice President of the Bank. Each of these employment agreement provides for an initial term of two years with automatic renewals for additional terms of two years each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term. Under the employment agreements, Mr. Hobbs is entitled to an annual base salary of $122,200 per year and Mr. Whitaker is entitled to an annual base salary of $120,000 per year. As with other executive employment agreements, the Compensation Committee is to review these salaries each year and, subject to the approval of the Board, may increase the salaries taking into consideration the executive’s and the Bank’s performance. Both Mr. Hobbs and Mr. Whitaker are also eligible to participate in any annual short-term, long-term incentive and annual profit-sharing programs as well as other employee benefit programs generally available to other executive officers of the Bank and each receives a monthly automobile cash allowance and payment of membership fees for various civic clubs and other organizations as approved by the Compensation Committee consistent with past practices. The employment agreements provide for severance benefits in certain instances, including severance benefits equal to the greater of (i) the executive’s base salary, target bonus and profit sharing bonus for the remainder of the employment term or (ii) one and one-half times his annual base salary, target bonus and profit sharing bonus based on his current base salary at the time of termination, in the event Mr. Hobbs’ or Mr. Whitaker’s employment, as the case may be, is terminated without cause prior to a “change in control” (as defined in the employment agreement), together with fully-paid health insurance benefits for eighteen months. If the executive is terminated without cause in the twenty-four month period following a “change in control” (as defined in the employment agreements), the executive would be entitled to severance pay in the amount equal to twenty-four months of his annual base salary, target bonus and profit sharing bonus based on his base salary on the termination date, together with fully-paid health insurance benefits for eighteen months. All of the severance payments referenced above are payable in lump sum, subject only to the execution by the executive of a general release in favor of the Bank and the Company. The employment agreements also contain certain confidentiality, non-competition and non-solicitation provisions.

Report On Executive Compensation

Overview and Philosophy.   The Company’s executive compensation policies are established by the Executive Compensation Committee of the Board of Directors. The Executive Compensation Committee’s objectives in designing and administering the specific elements of the Company’s executive compensation program are as follows:

•	To link executive compensation rewards to increases in shareholder value, as measured by favorable long-term operating results and continued strengthening of the Company’s financial condition.

•	To provide incentives for executive officers to work towards achieving successful annual results as a step in achieving the Company’s long-term operating results and strategic objectives.

•	To correlate, as closely as possible, executive officers’ receipt of compensation with the attainment of specified performance objectives.

•	To maintain a competitive mix of total executive compensation, with particular emphasis on awards related to increases in long-term shareholder value.

•	To attract and retain top performing executive officers for the long-term success of the Company.

In furtherance of these objectives, the Executive Compensation Committee has determined that there should be three specific components of executive compensation: base salary, a cash bonus and stock benefit plans.

Base Salary.   The Executive Compensation Committee makes its recommendations regarding executive compensation on the basis of surveys of salaries paid to executive officers of other bank holding companies, and other financial institutions similar in size, market capitalization and other characteristics. The Committee’s objective is to provide for base salaries that are competitive with the average salary paid by the Company’s peers. The Committee also takes into account recommendations submitted by persons serving in a supervisory position over a particular officer or executive officer. The Committee’s recommendations are made to the Executive Committee who approves the compensation for the officers and executive officers. In the case of compensation for the Company’s Chief Executive Officer, the Executive Compensation Committee also makes a recommendation to the Executive Committee and the independent members of that committee approve the appropriate compensation for the Chief Executive Officer. Mr. Alston (our former Chief Executive Officer), was not present for discussions nor did he vote on matters affecting his prior compensation.

Bonus.   The Company pays a formula-based bonus on an annual basis based on satisfaction of a combination of individual and Company performance objectives. The amount of such bonuses are determined by the Executive Compensation Committee, in accordance with contractual obligations, subject to ratification by the Executive Committee. Draws against expected bonuses are paid on quarterly intervals during the first three quarters of the fiscal year with an additional draw against the expected bonus paid during December at that year. Any final amounts due an executive for bonus compensation are generally paid during February of the next fiscal year, following completion of the Company’s audit for the preceding fiscal year end. As is the case with base salary, the independent members of the Executive Committee approves annual bonus compensation for the Chief Executive Officer based on the formula guidelines described above.

Incentive Stock Option Plan.   In addition, the Executive Compensation Committee believes that stock related award plans are an important element of compensation since they provide executives with incentives linked to the performance of the Company’s common stock. In 1994, the Company’s Board and shareholders adopted the WGNB Corp. Incentive Stock Option Plan pursuant to which options to purchase up to 160,000 shares of common stock could be granted. All available shares under the 1994 Incentive Stock Option Plan have been distributed and the plan has since expired in accordance with its terms. In 2003, the Company’s Board and shareholders adopted the WGNB Corp. 2003 Incentive Stock Plan (collectively, the “Incentive Stock Plans”). The purposes of these Incentive Stock Plans are to attract, retain and motivate officers and key employees of the Company and its subsidiaries and to provide incentives and rewards for superior performance. Only officers or key employees of the Company or any of its subsidiaries are eligible to participate in these plans.

The Executive Compensation Committee or the Board, as appropriate, determines the following pursuant to the Incentive Stock Plans:

•
the number of shares of common stock that are subject to each option granted (which typically is calculated based on the amount of the executive’s bonus for the immediately preceding fiscal year divided by the market price of the common stock on the date of grant);

•	the exercise price for each option;

•	the dates on which options are granted, become exercisable and expire; and

•	any other conditions to which the options will be subject.

If an optionee’s employment is terminated for any reason other than death or permanent disability, any portion of the option that has not been previously exercised will terminate immediately. If the optionee dies while employed, the option may be exercised (if the agreement relating to the option so provides), at any time within the twelve-month period after the optionee’s death during which the option would otherwise be exercisable, by the executor or administrator of the optionee’s estate or by persons who have acquired the option directly from the optionee by bequest or inheritance. If the optionee’s employment is terminated due to a permanent disability, the optionee will have the right to exercise the option (if the agreement relating to the option so provides) at any time within the twelve-month period after such termination during which the option would otherwise be exercisable.

23,730 stock options were granted to executive officers of the Company during fiscal 2005.

Defined Contribution Plan.   The Company maintains a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) (the “401(k) Plan”) covering substantially all employees subject to certain minimum age and service requirements. The 401(k) Plan allows employees to make voluntary contributions and provides for discretionary matching contributions by the Company. The assets of the 401(k) Plan are held in trust for participants and are distributed upon the retirement, disability, death or other termination of employment of the participant. The Board, in its discretion, determines the amount of any Company contributions (currently 5% of the participants’ salary), and the amount of any matching contributions to be made based on participants’ 401(k) contributions (currently up to 6% of the participants’ salary).

Employees who participate in the Profit Sharing Plan may contribute to their 401(k) account between one percent and fifteen percent (in increments of one percent) of their compensation by way of salary reductions that cannot exceed a maximum amount that varies annually in accordance with the Internal Revenue Code. The Company also makes available to 401(k) Plan participants the ability to direct the investment of their 401(k) accounts (including the Company’s matching contributions) in various investment funds.

The Company contributed $491,265 to the 401(k) Plan on behalf of all employees, including executive officers, during fiscal 2005. These contributions were allocated to the matching contribution accounts in each participant’s 401(k) accounts. The Company’s contributions to each of the executive officers named in the Summary Compensation Table are reflected in the last column of that table. All of the Company’s executive officers who are named in the Summary Compensation Table and who had account balances under the 401(k) Plan were 100% vested in their accounts. Participants’ interests in contributions allocated to their accounts vest over five years.

Life Insurance.   The Company maintains, at its expense, for the benefit of each of its full-time employees life insurance policies in the amount of 2.5 times the employee’s annual salary, up to $250,000. The premiums paid by the Company for the benefit of the executive officers named in the Summary Compensation Table are included in the last column of that table.

Compensation of the Chief Executive Officer

Mr. Alston’s base salary was established in accordance with the terms of the employment agreement entered into between the Bank and Mr. Alston. See “- Employment Agreements.” The independent members of the Executive Committee, taking into account the recommendation of the Executive Compensation Committee, determined his compensation on the basis of several factors. It also reviewed and approved all reimbursed expenses. In determining Mr. Alston’s base salary, the Executive Committee reviewed the analysis made by the Executive Compensation Committee as to compensation paid to chief executive officers of similarly situated banks and other financial institutions of similar asset size. The Committee believes that Mr. Alston’s salary was generally competitive with the average salary paid to executives of similar rank and expertise at banking institutions which the Committee considered to be comparable and taking into account the Bank’s superior performance and complex operations relative to comparable institutions.

Mr. Alston received bonus compensation for fiscal 2005 pursuant to the same basic factors as described above under “- Bonus.” In establishing Mr. Alston’s bonus, the Committee considered the Company’s overall performance, record of increase in shareholder value and success in meeting strategic objectives and his personal leadership and accomplishments. These factors were considered in conjunction with the Company’s financial results for fiscal 2005 in relation to the Company’s established business plan and achieving certain annual performance goals, including but not limited to, earnings per share growth, return on assets, asset growth and satisfactory results of regulatory examinations.

The Executive Compensation Committee believes that the Company’s executive compensation program serves the Company and its shareholders by providing a direct link between the interests of executive officers and those of shareholders generally and by helping to attract and retain qualified executive officers who are dedicated to the long-term success of the Company.

The Executive Compensation Committee

R. David Perry
L. G. Joyner
Thomas E. Reeve, III, M.D.
J. Thomas Vance

STOCK PERFORMANCE GRAPH

The graph and table which follow show the cumulative total return on the Company’s Common Stock for the period from August 14, 2000, (the date the Company’s Common Stock was registered under Section 12 of the Securities Exchange Act of 1934) through the fiscal year ended December 31, 2005 with (1) the total cumulative return of all companies whose equity securities are traded on the NASDAQ Stock Market; and (2) the total cumulative return of banks and bank holding companies traded on the NASDAQ. The comparison assumes $100 was invested after the close of business on August 14, 2000 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The shareholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

Cumulative Total Shareholder Return Compared With Performance of Selected Indexes
August 14, 2000 through December 31, 2005

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Porter Keadle Moore, LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2006. Porter Keadle Moore, LLP has audited the Company's financial statements since 1995. A representative of Porter Keadle Moore, LLP will be present at the meeting to respond to any questions and to make a statement on behalf of his firm, if he so desires.

Audit Fees

During the last two fiscal years, the Company paid Porter Keadle Moore, LLP fees as follows:

Audit Fees. The aggregate fees billed by Porter Keadle Moore, LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such fiscal years were $73,794 and $53,944, respectively.

Audit-Related Fees. The aggregate fees billed by Porter Keadle Moore, LLP for assurance and related services that were reasonably related to the audit (including services related to benefit plan and Federal Home Loan Bank collateral audits) of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 were $10,004 and $10,644, respectively.

Tax Fees. The aggregate fees billed by Porter Keadle Moore, LLP for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2005 and December 31, 2004 were $9,991 and $11,240, respectively.

All Other Fees. The aggregate fees billed by Porter Keadle Moore, LLP for services rendered to the Company, other than the services described above (primarily relating to permitted internal control and compliance procedures) for the fiscal years ended December 31, 2005 and December 31, 2004 were $0 and $11,635, respectively. The Audit Committee has considered whether the provision of these services is compatible with maintaining Porter Keadle Moore, LLP's independence.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by any member to whom the Audit Committee has delegated such authority. All of the fees paid to Porter Keadle Moore, LLP in each of the categories described above were pre-approved by the Audit Committee.

OTHER MATTERS
Solicitation of Proxies

The Company will solicit proxies for the meeting by mail. The Company will bear the cost of preparing, assembling, printing, mailing and soliciting proxy solicitation materials. The Company’s officers and employees may also solicit proxies in person or by telephone, but they will not be specially compensated for such services. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding proxy solicitation materials to the beneficial owners of common stock held of record by them.

Transaction of Other Business at the 2006 Annual Meeting

If notice of a shareholder proposal that has not been submitted to be included in this Proxy Statement was not received by the Company on or before November 18, 2005 (which, pursuant to the advance notice requirements reflected in the Company’s bylaws, represented the 120th day prior to March 18, 2006, i.e., the first anniversary of the date the Company mailed its proxy materials to shareholders with respect to the 2005 Annual Meeting of Shareholders), the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment. No proposals had been received as of that date.

At this time, the Board of Directors does not know of any matters to be presented for action at the 2006 Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. If any other matter comes before the meeting, it is intended that the persons who are named in the proxies will vote the shares represented by effective proxies in their discretion.

Shareholder Proposals for the 2007 Annual Meeting

The Company provides all shareholders with the opportunity, under certain circumstances, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the next Annual Meeting of Shareholders, which currently is expected to be held in April, 2007. To enable management to analyze and respond adequately to proposals and to prepare appropriate proposals for presentation in the Company’s Proxy Statement for the next Annual Meeting of Shareholders, any such proposal should be submitted to the Company no later than November 17, 2006, to the attention of its Corporate Secretary, at its principal office appearing on the front page of this Proxy Statement. Shareholders may also submit the names of individuals who they wish to be considered by the Board of Directors as nominees for directors. If any proposals are submitted by a shareholder for the next annual meeting and are received by the Company after November 17, 2006, these shareholder proposals will not be presented in the proxy materials to be delivered in connection with the next annual meeting and, if the matters are brought up at the meeting, the persons named in the form of proxy for that annual meeting will be allowed to use their discretionary authority with respect to voting on such shareholder matters.

Incorporation by Reference of this Proxy Statement

The Audit Committee Report, the Report on Executive Compensation and the graph and related data set forth under the heading “Stock Performance Graph” set forth on pages 10 and 19 through 23, respectively, of this Proxy Statement shall not be deemed to be incorporated by reference into any report, statement or other filing made by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, or in any related prospectus, that incorporates this Proxy Statement by reference, in whole or in part, notwithstanding anything to the contrary set forth therein.

Availability of Form 10-K

Upon written request, we will provide, without charge, to shareholders that are entitled to receive this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC (including the financial statements and related schedules, but not including the exhibits thereto, which will be provided upon written request at the shareholder’s expense). Requests for copies should be directed to Steven J. Haack, Secretary, at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112, or by telephone at (770) 830-2945. A shareholder may also download a copy of the Company’s Annual Report on Form 10-K from the Company’s website, www.wgnb.com.

Other Available Information

WGNB is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Shareholders may inspect and copy such reports, proxy statements and other information at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Shareholders may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the SEC through the EDGAR system.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it to us. The proxy is self-addressed and has prepaid postage affixed to facilitate its return. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

WGNB Corp.

/s/ H. B. Lipham, III

H. B. Lipham, III Interim President and Interim Chief Executive Officer
March 17, 2006

FORM OF PROXY

WGNB CORP.

The undersigned hereby appoints W. T. Green, Jr., L.G. “Jack” Joyner and R. David Perry, or any one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of common stock, $1.25 par value per share, of WGNB Corp. owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Shareholders of WGNB Corp. to be held on April 11, 2006 at 3:00 p.m., local time, at the Carrollton Cultural Arts Center located at 251 Alabama Street, Carrollton, Georgia 30117 and any adjournments thereof for the following purposes:

1.	(a) FOR ALL NOMINEES ______WITHHOLD ALL NOMINEES _____ for election, by the holders of common stock of WGNB Corp. (Proposal One):

☐      G. Woodfin Cole
Richard A. Duncan
Thomas E. Reeve III
Frank T. Thomasson III

Instructions:	To withhold authority to vote for any individual nominee, place an X in the box on the left and strike a line through the name of any nominee(s) listed above.

2.	To transact such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL ONE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WGNB CORP.

Dated:______________, 2006
____________________________________________________________________
Signature

Print Name: ___________________________________________________________

Address: _____________________________________________________________
____________________________________________________________

Number of Common Shares Voted: __________________________________________

Please mark, date and sign this Proxy and deliver it to any of the above-named proxies whether or not you plan to attend the meeting. You may revoke a previously delivered Proxy at any time prior to the meeting.